EXHIBIT 99.1

Editorial Contact: Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Investor Relations Contact: Bruce Thomas Conexant Systems, Inc. (949) 483-2698
CONEXANT MEETS FIRST FISCAL QUARTER
PERFORMANCE EXPECTATIONS
Set-top Box Revenues Increase More Than 100 Percent Year-over-year
     NEWPORT BEACH, Calif., Jan. 25, 2007 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced financial results for the first quarter of fiscal 2007, which ended December 29, 2006. For the first fiscal quarter, the company reported revenues of $245.5 million, at the mid-point of the guidance range communicated at the beginning of the quarter.
     Conexant presents financial results based on generally accepted accounting principles in the United States of America (GAAP) as well as selected non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     First quarter fiscal 2007 revenues of $245.5 million were essentially flat with fourth quarter fiscal 2006 revenues of $245.9 million, and were up 6.4 percent from $230.7 million in the first quarter of fiscal 2006. Core gross margins in the first quarter of fiscal 2007 were 44.6 percent of revenues, compared to 45.8 percent in the prior quarter, and 41.6 percent in the year-ago quarter.
     Core operating expenses increased in the first quarter of fiscal 2007 to $93.6 million, in line with the $94.0 million prior expectation and up from the $91.8 million of the prior quarter as a result of increased investments in new product development. Core operating expenses in the year-ago quarter were $83.1 million.
     Core operating income in the first quarter of fiscal 2007 was $16.0 million, compared to fourth quarter fiscal 2006 core operating income of $20.7 million. Core operating income in the first quarter of fiscal 2006 was $13.0 million. Core net income for the first quarter of fiscal 2007 was $7.4 million, or $0.02 per diluted share, compared to

Conexant Meets First Fiscal Quarter Performance Expectations	2
$14.4 million, or $0.03 per diluted share, in the fourth quarter of fiscal 2006. In the year-ago quarter, the core net income was $7.3 million, or $0.02 per diluted share.
     On a GAAP basis, gross margins for the first fiscal quarter of 2007 were 44.6 percent of revenues, compared to 45.7 percent in the prior quarter. GAAP operating expenses of $108.1 million in the first fiscal quarter of 2007 were the same as the $108.1 million in the prior quarter. GAAP operating earnings were $1.4 million in the first fiscal quarter of 2007 compared to $4.4 million in the previous quarter. GAAP net income for the first quarter of fiscal 2007 was $1.0 million, or $0.00 per diluted share, compared to a GAAP net loss of $21.1 million, or $0.04 per diluted share, in the fourth quarter of fiscal 2006. The company’s first fiscal quarter 2007 GAAP results included $5.1 million of gains on investments in equity securities, and a $3.0 million increase in the value of warrants in Mindspeed Technologies, Inc. The company’s fourth quarter fiscal 2006 GAAP results included a $12.9 million decrease in the value of warrants in Mindspeed Technologies, Inc. and $4.9 million of losses from equity-method investments. For the year-ago quarter, GAAP gross margins were 41.5 percent, GAAP operating expenses were $111.8 million, GAAP operating loss was $16.0 million, and GAAP net loss was $24.3 million, or $0.05 per diluted share.
     “In the first fiscal quarter, despite a clearly challenging market environment, the Conexant team delivered financial results that met the expectations we set entering the quarter,” said Dwight W. Decker, Conexant chairman and chief executive officer. “We have now met or exceeded our guidance expectations for eight consecutive quarters.
     “In October, we anticipated that first fiscal quarter revenues would be in a range between $243 million and $248 million,” Decker continued. “We delivered revenues of $245.5 million. In Broadband Media Processing, which now comprises nearly 40 percent of our total business, our set-top box products again achieved record revenues. Revenues from these products more than doubled from the year-ago quarter and are up almost fourfold over the past eight quarters. Core gross margins were approximately 45 percent, consistent with our expectations entering the quarter. Core operating expenses of $93.6 million were in line with the $94 million we expected entering the quarter. Core net income came in at $0.02 per diluted share, in line with our expectations.

Conexant Meets First Fiscal Quarter Performance Expectations	3
     “We exited the quarter with approximately $618 million in cash, cash equivalents, and marketable securities, a sequential increase of $276 million that resulted from the successful completion of our offering in November 2006 of $275 million in senior secured notes due in 2010, and appreciation in the value of our equity holdings in Skyworks Solutions,” Decker said. “We have $457 million in convertible debt maturing in February 2007. After we retire these notes, we will have approximately $150 million in cash, cash equivalents, and marketable securities, an amount we feel is sufficient to run our business. We also expect to receive approximately $100 million when the merger of Acquicor Technology and Jazz Semiconductor is closed, which we anticipate will occur during the current quarter.”
Product Highlights
     “Over the past 60 days, we announced two families of ‘world’s first’ products that will significantly strengthen our market positions in Broadband Media Processing and Broadband Access over the next twelve to eighteen months,” Decker said.
     In Broadband Media Processing, Conexant expanded its product offering with a family of market-leading video decoders for personal video recording-enabled set-top boxes used to receive high-definition television services employing advanced coding technologies. The new video decoder family delivers unmatched feature sets and performance, and provides manufacturers and operators with cost-effective solutions for both single and dual high-definition television output set-top boxes. The high-end dual-channel decoder allows consumers to watch or record up to four different programs on TVs located in different rooms. The single-channel device is targeted at mass market, PVR-capable set-top boxes. In a key design win, the company announced that the Motorola Connected Home business selected this product architecture family for its next-generation set-top platform.
     In Broadband Access, the company further strengthened its leadership market-share position in DSL semiconductors by delivering a family of next-generation VDSL2 chipsets. VDSL2 is a very high-speed technology that enables the cost-effective transmission of “triple-play” voice, video and data services, and is considered by industry analysts to represent the most significant growth opportunity in wired broadband communications. Conexant was the first semiconductor provider to introduce a VDSL2 standards-compliant

Conexant Meets First Fiscal Quarter Performance Expectations	4
chipset, and the new central office and customer premises system-on-chip solutions again deliver “first-to-market” capabilities. The new central office VDSL2 chipset enables higher port density DSLAM line cards than competitive offerings, and this solution also supports channel bonding to deliver double-speed throughput. This central office product has already been selected by major equipment providers, including the world’s two largest DSL equipment providers, and is slated for deployment in broadband networks in Asia, Europe, and North America. The new VDSL2 customer premises solution is the world’s first single-chip integrated VDSL2 modem and network processor. This product also supports channel bonding and is now being designed-in by DSL ODMs worldwide.
Second Fiscal Quarter 2007 Outlook
     “The overall semiconductor market continues to demonstrate signs of significant weakness,” Decker said. “The March quarter is a seasonally weak period for the worldwide PC market, and we expect to see a normal seasonal decline in demand for our PC modem and PC video products. In the DSL market, we are continuing to feel the impact of recent above-average pricing pressure as well as selected customer weakness. In addition, our set-top revenues will decline modestly while a key new set-top production launch ramp sells through to end customers. As a result, we expect Conexant revenues for the second quarter of fiscal 2007 to decline sequentially more than we expected a quarter ago, and in a range between 8 percent and 10 percent.
     “We expect core gross margins for the second quarter of fiscal 2007 to again be approximately 45 percent of revenues,” Decker said. “Due to our current weaker-than-planned outlook, we have initiated cost-cutting actions that will reduce second fiscal quarter core operating expenses to approximately $90 million, a level we plan to maintain for the near-term. We anticipate that core operating income will be in a range between $9 million and $11 million. As a result, we expect our core net income to be in a range between breakeven and $2 million.”
Note to Editors, Analysts and Investors
     Conexant’s conference call will take place on Thursday, January 25, 2007, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To listen to the conference call via telephone, dial 866-650-4882 (in the US and Canada) or 706-679-7338 (from other international locations); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the US and Canada) or 706-645-9291 (from other international locations); pass code: 6377639.

Conexant Meets First Fiscal Quarter Performance Expectations	5
About Conexant
     Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.
     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug ® and HomePNA ™ . The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.
     Conexant is a fabless semiconductor company that recorded revenues of $970.8 million in fiscal year 2006. The company has approximately 3,200 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
     These risks and uncertainties include, but are not limited to: the risk that capital needed for our business and to repay our indebtedness will not be available when needed; the risk that the value of our common stock may be adversely affected by market volatility; general economic and political conditions and conditions in the markets we address; the substantial losses we have incurred; the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of our new and existing products; our successful development of new products; the timing of our new product introductions and our product quality; our ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in our product mix; product obsolescence; the ability of our customers to manage inventory; our ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
###
Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

Conexant Meets First Fiscal Quarter Performance Expectations	6
CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended
	December 29,	September 29,	December 30,
	2006	2006	2005
Net revenues	$245,534	$245,863	$230,706
Cost of goods sold	136,045	133,385	134,953

Gross margin	109,489	112,478	95,753

Operating expenses:
Research and development	71,450	70,450	64,359
Selling, general and administrative	27,476	29,268	38,601
Amortization of intangible assets	6,238	7,520	7,907
Special charges	2,898	865	915

Total operating expenses	108,062	108,103	111,782

Operating income (loss)	1,427	4,375	(16,029)
Interest expense	13,036	8,850	8,802
Other expense (income), net	(13,056)	16,213	(1,276)

Income (loss) before income taxes	1,447	(20,688)	(23,555)
Provision for income taxes	471	410	716

Net income (loss)	$976	$(21,098)	$(24,271)

Basic net income (loss) per share	$0.00	$(0.04)	$(0.05)

Diluted net income (loss) per share	$0.00	$(0.04)	$(0.05)

Shares used in basic per-share computation	485,957	484,171	474,043

Shares used in diluted per-share computation	492,583	484,171	474,043

Conexant Meets First Fiscal Quarter Performance Expectations	7
CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended
	December 29,	September 29,	December 30,
	2006	2006	2005
GAAP gross margin	$109,489	$112,478	$95,753
Stock-based compensation (a)	103	34	298

Non-GAAP Core gross margin	$109,592	$112,512	$96,051

GAAP operating expenses	$108,062	$108,103	$111,782
Stock-based compensation (a)	(4,234)	(7,667)	(14,018)
Transitional salaries and benefits (b)	(740)	(260)	(217)
IP litigation support costs (c)	—	—	(5,657)
Amortization of intangible assets (d)	(6,238)	(7,520)	(7,907)
Special charges (e)	(2,898)	(865)	(915)
Other (f)	(400)	—	—

Non-GAAP Core operating expenses	$93,552	$91,791	$83,068

GAAP operating income (loss)	$1,427	$4,375	$(16,029)
Gross margin adjustment described above (a)	103	34	298
Operating expense adjustments described above (a-f)	14,510	16,312	28,714

Non-GAAP Core operating income	$16,040	$20,721	$12,983

GAAP net income (loss)	$976	$(21,098)	$(24,271)
Gross margin adjustment described above (a)	103	34	298
Operating expense adjustments described above (a-f)	14,510	16,312	28,714
Losses of equity method investments (g)	5	4,861	2,071
Unrealized (gains) losses on Mindspeed warrant (h).	(3,042)	12,866	4,311
Gains on investments in equity securities (i)	(5,132)	—	(3,837)
Impairment of equity securities (j)	—	1,416	—

Non-GAAP Core net income	$7,420	$14,391	$7,286

Basic net income (loss) per share:
GAAP	$0.00	$(0.04)	$(0.05)

Non-GAAP Core	$0.02	$0.03	$0.02

Diluted net income (loss) per share:
GAAP	$0.00	$(0.04)	$(0.05)

Non-GAAP Core (k)	$0.02	$0.03	$0.02

See “GAAP to Non-GAAP Core Adjustments” below

Conexant Meets First Fiscal Quarter Performance Expectations	8
GAAP to Non-GAAP Core Adjustments:

(a)	Stock-based compensation expense is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R), which we adopted on October 1, 2005.

(b)	Transitional salaries and benefits represent amounts earned by employees who have been notified of their termination as part of our restructuring activities, from the date of their notification.

(c)	IP litigation support costs comprise legal fees related to our litigation with Texas Instruments, Inc., which was settled in May 2006.

(d)	Amortization of intangible assets resulting from business combinations.

(e)	Special charges for the fiscal quarters ended December 29, 2006 and September 29, 2006 consist entirely of restructuring charges. Special charges for the fiscal quarter ended December 30, 2005 consist principally of restructuring charges, but also include amounts for asset impairments, integration credits and other special items.

(f)	Other operating expenses which are not part of our core, on-going operations.

(g)	Losses resulting from our equity method investments.

(h)	Unrealized gains and losses associated with changes in the fair value of our warrant to purchase 30 million shares of Mindspeed Technologies, Inc. common stock, which is accounted for as a derivative instrument.

(i)	Gains on sales of equity securities or on the liquidation of companies in which we held equity securities.

(j)	Represents a write-down of an equity investment.

(k)	The dilutive effect of stock options and warrants under the treasury stock method and the dilutive effect of shares issuable upon conversion of convertible subordinated notes under the if-converted method are added to basic weighted average shares to compute diluted weighted average shares. For the fiscal quarters ended December 29, 2006, September 29, 2006 and December 30, 2005, 6.6 million, 4.0 million and 8.7 million shares, respectively, have been added to basic weighted average shares to arrive at diluted weighted average shares for purposes of the non-GAAP core diluted net income per share computations.

Non-GAAP Financial Measures:

We have presented non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP basic and diluted net income per share, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.

GAAP Guidance:

We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

We expect to receive net proceeds of approximately $100.0 million when the merger of Acquicor Technology Inc. and Jazz Semiconductor, Inc. closes, which we anticipate will occur in the second quarter of fiscal 2007. The carrying value of our investment in Jazz was approximately $55.5 million as of December 29, 2006.

Conexant Meets First Fiscal Quarter Performance Expectations	9
CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 29,	September 29,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents (Note 1)	$506,925	$225,626
Marketable securities (Note 1)	110,909	115,709
Restricted cash	8,800	8,800
Receivables	129,539	123,025
Inventories	84,063	97,460
Other current assets	27,640	19,353

Total current assets	867,876	589,973
Property, plant and equipment	67,010	65,405
Goodwill	712,612	710,790
Intangible assets	72,219	76,008
Other assets	142,186	131,449

Total assets	$1,861,903	$1,573,625

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$456,500	$188,375
Short-term debt	80,000	80,000
Accounts payable	106,432	113,690
Accrued compensation and benefits	29,028	28,307
Other current liabilities	55,656	51,966

Total current liabilities	727,616	462,338
Long-term debt	525,000	518,125
Other liabilities	77,940	83,064

Total liabilities	1,330,556	1,063,527

Shareholders’ equity	531,347	510,098

Total liabilities and shareholders’ equity	$1,861,903	$1,573,625

Note 1- Cash, Cash Equivalents and Marketable Securities

	December 29,	September 29,
	2006	2006
Cash and cash equivalents	$506,925	$225,626
Marketable debt securities	67,134	83,620

Subtotal	574,059	309,246

Marketable equity securities (6.2 million shares of Skyworks Solutions, Inc.)	43,775	32,089

Total cash, cash equivalents and marketable securities	$617,834	$341,335

Conexant Meets First Fiscal Quarter Performance Expectations	10
CONEXANT SYSTEMS, INC.
Selected Other Data
(unaudited, in thousands)

	Fiscal Quarter Ended
	December 29,	September 29,	December 30,
Revenues By Region:	2006	2006	2005
Americas	$37,774	$24,268	$19,210
Asia-Pacific	194,757	202,195	196,864
Europe, Middle East and Africa	13,003	19,400	14,632

	$245,534	$245,863	$230,706

Cash Flow Data:
Depreciation of PP&E	$5,846	$5,503	$4,433
Capital expenditures	$7,216	$10,226	$5,780